UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer Identification
incorporation)		Number)

4-6 Rue Jean-François Bartholoni
1204 Geneva
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
As a result of identifying the material weakness described in Item 4.02(a) below, we performed additional testing to determine whether or not the material weakness failed to identify any material errors in our accounting for income taxes. Based on these procedures, we identified the errors set forth in Item 4.02(a), the correction of which will be adjustments to our historical financial statements and our 2010 fourth quarter earnings release. As described below, these errors and the associated adjustments relate almost exclusively to taxes. While we have substantially completed our procedures, these amounts may vary based upon finalizing our procedures. The adjustments set forth in Item 4.02(a) are incorporated by reference in this Item 2.02.
On March 2, 2011, we will hold a conference call starting at 8:30 a.m. Eastern, 7:30 a.m. Central, 14:30 p.m. Central European Time regarding the matters described in this report. This conference call also will be available via real-time webcast.
To access the call please contact the conference call operator at 866-393-8572, or 706-643-6499 for international calls, approximately 10 minutes prior to the scheduled start time, and ask for the Weatherford conference call. The passcode is “Weatherford”. A replay will be available until 5:00 p.m. Central, March 9, 2011. The number for the replay is 800-642-1687, or 706-645-9291 for international calls; passcode 48958427.
An enhanced webcast of the conference call and replay will be provided by Thomson Reuters and will be available through Weatherford’s web site at http://www.weatherford.com. To access the conference call and replay, click on the Investor Relations link and then click on the Enhanced Audio Webcast link.
Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On March 1, 2011, we filed a Form 12b-25 Notification of Late Filing advising that our Annual Report on Form 10-K for the year ended December 31, 2010 (our “Form 10-K”) will not be filed by March 1, 2011. The reason for not filing by March 1, 2011 relates to the identification of a material weakness in internal control over financial reporting for income taxes and the amount of time required to perform additional testing on, and reconciliation of, the tax accounts.
Based on our additional testing of our internal control over financial reporting, we identified certain errors, further described below, the correction of which will be adjustments to our historical financial statements and our 2010 fourth quarter earnings release. While we have substantially completed our procedures, these amounts may vary based upon finalizing our procedures. These corrections, once finalized, will be reflected in our Form 10-K when it is filed.
During management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, management identified a material weakness in the Company’s internal control over financial reporting for income taxes. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—An Integrated Framework (September 1992). Because of the material weakness described below, management concluded that, as of December 31, 2010, our internal control over financial reporting for income taxes was not effective.
The Company’s processes, procedures and controls related to financial reporting were not effective to ensure that amounts related to current taxes payable, certain deferred tax assets and liabilities, reserves for uncertain tax positions, the current and deferred income tax expense and related footnote disclosures were accurate. Specifically, our processes and procedures were not designed to provide for adequate and timely identification and review of various income tax calculations, reconciliations and related supporting documentation required to apply our accounting policies for income taxes in accordance with US GAAP.

The principal factors contributing to the material weakness were: 1) inadequate staffing and technical expertise within the company related to taxes, 2) ineffective review and approval practices relating to taxes, 3) inadequate processes to effectively reconcile income tax accounts and 4) inadequate controls over the preparation of quarterly tax provisions.
As a result of identifying the material weakness, we performed additional testing to determine whether or not the material weakness failed to identify any material errors in our accounting for income taxes. We have substantially completed the testing procedures. Based on these procedures, we have identified errors, the correction of which will be adjustments to our historical financial statements and our 2010 fourth quarter earnings release, totaling approximately $500 million for the periods from 2007 to 2010. The amount for each year is expected to range from $100 million to $150 million.
Approximately $460 million of these adjustments relate to an error in determining the tax consequences of intercompany amounts over multiple years. These errors have no impact on previously reported operating cash flow.
In addition to the above items, we expect to make adjustments to correct for immaterial items that had been recorded in the incorrect period, which we expect to decrease net income by approximately $20 million in the aggregate for the years 2007 through 2010.
As a result of the estimated adjustments described above, the Audit Committee of our Board of Directors determined on February 28, 2011 that our previously issued financial statements for the years ended December 31, 2007, 2008 and 2009 and for the quarterly periods ended March 31, June 30 and September 30, 2010, should no longer be relied upon. Our Audit Committee has discussed the matters described above with our independent auditors.
The above estimated adjustments may vary as a result of completing our testing procedures. We expect to complete our testing procedures, finalize the restatement of our financial statements for 2010 and prior years and file our Form 10-K within the time period allowed by Rule 12b-25 (15 days).
Remediation Plan
In an effort to remediate the material weakness, the company plans to undertake the following:
•	Redesign the tax accounting processes to improve the flow of information to provide for more timely generation of account reconciliations and supporting documentation that will facilitate supervision and review of the resulting account analyses;

•	Hire additional experienced personnel within the tax and financial reporting process to ensure effective preparation and review of account reconciliations and analyses and enhance training programs for finance and corporate personnel;

•	Increase the frequency of the preparation of a formal tax basis balance sheet and reconciliations of the all tax accounts to enable more timely detection of potential errors; and

•	Implement a quarterly process to highlight significant matters requiring the attention of both finance and corporate tax personnel.

Item 7.01 Regulation FD Disclosure.
On our earnings conference call of January 25, 2011 (which was previously announced on Form 8-K), we provided guidance of an effective tax rate of 20% for 2011. We are in the process of reassessing our expected effective tax rate for 2011 as a result of the procedures and results reported above and expect to revise that guidance after we have finalized the procedures described above.
Middle East and North Africa
We also expect our Form 10-K will include updates to our forward-looking statement qualifications and our risk factors regarding the recent political situation in the Middle East and North Africa. We are providing the following updates in this report.
Political disturbances, war, or terrorist attacks and changes in global trade policies could adversely impact our operations. We operate in over 100 countries, and as such are at risk of various types of political activities, including acts of insurrections, war, terrorism, nationalization of assets and changes in trade policies. We have assumed there will be no material political disturbances or terrorist attacks and there will be no material changes in global trade policies that affect our business.
In early 2011, our operations in Tunisia, Egypt, and Libya were disrupted by political revolutions and uprisings in these countries. Political disturbances in these countries and elsewhere in the Middle East and North Africa regions, including to a lesser extent Yemen and Bahrain, are ongoing as of the end of February, 2011, and our operations in Libya have not resumed. During 2010, these five countries accounted for approximately 3% of our global revenue. We have taken steps to secure our personnel and assets in affected areas and to resume or continue operations where it is safe for us to do so, and our forward-looking statements assume we will do so successfully.
In Libya, we have evacuated all of our non-Libyan employees and their families. At December 31, 2010, we had in Libya inventory, property, plant and equipment (net) with a carrying value of approximately $141 million, as well as cash, accounts receivable and prepaid expenses of approximately $76 million. In cases where we must evacuate personnel, it may be difficult, if not impossible, for us to safeguard and recover our operating assets, and our ability to do so will depend on the local turn of events. In these areas we also may not be able to perform the work we are contracted to perform, which could lead to forfeiture of performance bonds. We currently have outstanding approximately $19 million of performance bonds related to contracts in Libya. Our forward-looking statements assume that we will not incur a material loss with respect to our assets or under performance bonds in affected areas.
We have assumed that cessation of business activities in parts of the Middle East and North Africa regions due to political turmoil will be short-lived, that the negative impact on our business will not be material, and that the region will not experience further disruptive political revolution in the near term. However, if political violence were to curtail our activities in other countries in the region from which we derive greater business, such as Saudi Arabia, Iraq and Algeria, and particularly if political activities were to result in prolonged violence or civil war, we may fail to achieve the results reflected in our forward-looking statements.

     We have significant operations that would be adversely impacted in the event of war, political disruption, civil disturbance, economic and legal sanctions or changes in global trade policies.
     Like most multinational oilfield service companies, we have operations in certain international areas, including parts of the Middle East, Africa, Latin America, the Asia Pacific region and the FSU, that are subject to risks of war, political disruption, civil disturbance, economic and legal sanctions (such as restrictions against countries that the U.S. government may deem to sponsor terrorism) and changes in global trade policies. Our operations may be restricted or prohibited in any country in which the foregoing risks occur.
     In particular, the occurrence of any of these risks could result in the following events, which in turn, could materially and adversely impact our results of operations:
•	disruption of oil and natural gas exploration and production activities;

•	restriction of the movement and exchange of funds;

•	our inability to collect receivables;

•	enactment of additional or stricter U.S. government or international sanctions; and

•	limitation of our access to markets for periods of time.
In early 2011, our operations in Tunisia, Egypt, and Libya were disrupted by political revolutions and uprisings in these countries. Political disturbances in these countries and elsewhere in the Middle East and North Africa regions, including to a lesser extent Yemen and Bahrain, are ongoing as of the end of February, 2011, and our operations in Libya have not resumed. During 2010, these five countries accounted for approximately 3% of our global revenue. In Libya, we have evacuated all of our non-Libyan employees and their families.
At December 31, 2010, we had in Libya inventory, property, plant and equipment (net) with a carrying value of approximately $141 million, as well as cash, accounts receivable and prepaid expenses of approximately $76 million. In cases where we must evacuate personnel, it may be difficult, if not impossible, for us to safeguard and recover our operating assets, and our ability to do so will depend on the local turn of events. In these areas we also may not be able or perform the work we are contracted to perform, which could lead to forfeiture of performance bonds. We currently have outstanding approximately $19 million of performance bonds related to contracts in Libya. We could suffer material losses with respect to these assets.
If political violence were to curtail our activities in other countries in the region from which we derive greater business, such as Saudi Arabia, Iraq and Algeria, and particularly if political activities were to result in prolonged violence or civil war, these political activities could have a material adverse effect on our business in the region.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WEATHERFORD INTERNATIONAL LTD.

By:	/s/ Andrew P. Becnel
	Name:	Andrew P. Becnel
	Title:	Senior Vice President and Chief Financial Officer
March 1, 2011